SCHEDULE 14C INFORMATION STATEMENT
 Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

 (Amendment No. )

Check the appropriate box:

[X] Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a 6(e)(2))
[ ] Definitive Information Statement

SALON CITY, INC.

(Name of Registrant As Specified In Charter)
 Commission File Number: 000-52729

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[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration
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Salon City, Inc.
 909 North Palm Avenue
Suite 311
West Hollywood, California 90069

NOTICE OF ACTION TAKEN BY UNANIMOUS WRITTEN CONSENT OF THE BOARD OF DIRECTORS AND A MAJORITY OF THE SHAREHOLDERS ELIGIBLE TO VOTE

DEAR SHAREHOLDERS:

We are writing to advise you that Salon City, Inc. will increase its authorized common stock from one billion (1,000,000,000) shares to two billion (2,000,000,000) shares. The increase in authorized common stock was approved on June 18, 2008, by unanimous consent of our Board of Directors. Afterwards, the Board of Directors requested and called for a special meeting of the shareholders eligible to vote. The shareholders holding a majority of our issued and outstanding common stock met in a special meeting on June 18, 2008, and after a quorum was deemed to exist, approved the increase in authorized common stock by unanimous written consent in lieu of a meeting on June 18, 2008, in accordance with the relevant sections of Nevada Revised Statutes, including, but not limited to, Nevada Revised Statutes 78:320, 78:385 and 78:390. The increase in authorized common stock will not be effective until we amend our Articles of Incorporation by filing a Certificate of Amendment to our Articles of Incorporation with the Nevada Secretary of State. We intend to file the Certificate of Amendment twenty days after this information statement is filed.

Our purpose in increasing our authorized capital stock reflects the determination by our Board of Directors that such a change will increase the total value of the corporation to our investors, and better position us to take advantage of possible future financings, acquisition opportunities, and other corporate purposes as the board of directors determines in its discretion to be in the best interest of the corporation.

No action is required by you. The accompanying information statement is furnished only to inform our shareholders of the action described above before it takes effect in accordance with Rule 14c-2(b) promulgated under the Securities Act of 1934.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By order of the Board of Directors,

--------------------------------
Steven Casciola
STEVEN CASICOLA, PRESIDENT

West Hollywood, CA
June 18, 2008

 EXHIBIT A

Certificate of Amendment
 (Pursuant to NRS 78.385 and 78.390)

 CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
FOR NEVADA PROFIT CORPORATIONS
 (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.       Name of corporation: Salon City, Inc.

2.       The articles have been amended as follows (provide article numbers, if available):

       THIRD: The aggregate number of shares which this corporation is authorized to issue is two billion (2,000,000,000) shares of common stock, par value $0.001 per share, and fifty million (50,000,000) shares of preferred stock, par value $0.001 per share, which preferred stock may be issued in classes and series with such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating optional, or other special rights, and qualifications and restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors, without any action by the shareholders.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 82%

4. Effective date of filing (optional):  July 10, 2008 (must not be later than 90 days after the certificate is filed)

5. Officer Signature (required):  /s/ Steven Casciola, President

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.